EXHIBIT 3.8

CONFIDENT CARE SERVICES, INC.

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (this "Agreement") is made and entered into this_____ day of ___________ , 20____ , by and between CONFIDENT CARE  SERVICES, INC., a Nevada corporation ("CCS"') and

__________________________________________  , (the "IC).

WITNESSETH:

WHEREAS, CCS runs an electronic bulletin board in which medical institutions advertise their need for part-time or temporary nurses; and

WHEREAS, access to the CCS bulletin board is limited to Registered Nurses, Licensed Vocational Nurses and Certified Nursing Assistants who are duly licensed and in good standing to provide services as requested by such institutions, and who execute this independent t Contractor. Agreement; and

WHEREAS, CCS also provides a billing and receivable collection service for Registered Nurses, Licensed Vocational Nurses and Certified Nursing Assistants who execute this Independent Contractor Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and premises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CCS and the IC hereby agree as follows:

1.

Subject to IC's satisfaction of the conditions set forth below, CCS hereby agrees that IC may have access to CCS's electronic bulletin board for the purpose of securing -part-time or temporary employment at institutions listing available positions on the board.

2.

IC agrees during the tern of this agreement  to:

a.

Maintain at all times, at the IC's sole cost and expense, compliance with all professional licensing requirements,  any and all ethical requirements of the IC's profession and all federal, state and local laws,  ordinances, regulations and rules relating to, governing or regulating the practice of the IC's profession, including, but not limited to CAL/OSIIA standards, Elder Abuse Regulations, etc;

b.

Provide services at a level meeting contemporary community standards for persons with the IC's professional experience, education, certification(s) and/or license(s);

c.

Report any incidents to the facility supervisor where services are conducted, whether minor major, client or customer problems or disagreements, scheduling and/or staff problems, equipment problems, problems, CAL/OSHA violations, etc.

d.

Maintain in strict confidence all patient, client and customer information, including but not limited to, patient, client and customer names, locations, and individual patient information.

e.

The IC represents and warrants that he/she has never been terminated from previous employment or other engagement as a result of theft, misconduct, excessive tardiness or failure to follow the employer's  or contractor's policies/procedures.

f.

Comply with all other CCS policies/procedures applicable to the services IC agrees to provide throughout the term of this Agreement. All such policies/procedures are hereby incorporated into this Agreement

3.

Term of Engagement.

The initial term of this Agreement shall be one year, commencing on ___________ , 20____.

Upon the expiration of the initial term, this Agreement shall be automatically renewed for successive one-year terms unless otherwise terminated by CCS or the IC as provided for herein.

4.

Fees.

CCS agrees to act as billing agent for IC to bill for and collect payment for the services rendered by IC to institutions listing on the electronic bulletin board of CCS. CCS will bill for IC's services at the rate agreed by the institution, and will promptly remit funds as agreed to IC when payment is received from the institution. IC must obtain an authorized signature from the facility, the day the services were provided, and provide this signed authorization to CCS to permit CCS to prepare an invoice for IC's services.

5.

Insurance & Indemnification.

During the term of this Agreement, it is the IC's responsibility to procure individual Workers Compensation Insurance. Upon obtaining insurance the IC is to provide CCS with a copy of the Certificate of Insurance evidencing the existence of such coverage. Each party shall indemnify and hold the other harmless from and against any and all liability including fines, claims, demands, suits or actions of any kind or nature arising by reason of the indemnifying party's acts or omissions in the course of performing its obligations under this agreement.

During the term of this Agreement, it is the IC's responsibility to procure individual Liability Insurance. Upon obtaining insurance the IC is to provide CCS with a copy of the Certificate of Insurance evidencing the existence of such coverage. Each party shall indemnify and hold the other harmless from and against any and all liability including fines, claims, demands, suits or actions of any kind or nature arising by reason of the indemnifying party's acts or omissions in the course of performing its obligations under this agreement.

6.

Benefits.

Because the IC will be providing independent professional healthcare services to medical institutions as an independent contractor and not as an employee of CCSIC not be entitled to participate in any benefit program (Le., health insurance, educational benefits, sick days, vacation days, etc.) which CCS may, from time to time, establish and maintain for the benefit of its employees. The IC hereby releases and relinquishes any claim that he/she may now or may hereinafter have and forever discharges CC  from any obligation to him/her in connection with an employee benefit program established or maintained by CCS on behalf of its employees.

7.

Employment Taxes.

The panics acknowledge and agree that the IC shall be providing independent professional healthcare services to CCS's clients as an independent contractor and not as an employee. Accordingly, CCS shall have no responsibility for the collection or payment of any federal, state or local payroll tax in connection with any fees paid to the IC in pursuant to this Agreement. The IC shall be responsible for any and all federal, state or local employment or other taxes incurred in connection with any fees paid to him/her in connection with this engagement. The IC further agrees to indemnify and hold CCS harmless from and against any and all liability, cost or expense incurred by CCS including reasonable attorneys fees, in connection with any income or employment taxes, penalties or interest, tax audit, re-determination, appeal or litigation arising out of any fees paid by CCS to the IC in connection with this engagement.

8.

Independent Contractor.

The parties acknowledge and agree that the IC shall be at all times hereunder an independent contractor and not an employee of CCS, recognizing that the IC is and shall be engaged in an independent healthcare profession, which may be subject to licensing requirements. CCS. shall have no direct control over the methods or means by which the IC shall perform Services, and at a times during this engagement, the IC shall exercise his/her own independent professional judgment in connection with the performance of his/her Services under this Agreement.

9.

Termination

Either party may terminate this Agreement without cause upon thirty days prior written notice to the other party.

10.

Miscellaneous Provisions.

i.

This Agreement contains the entire understanding and agreement of the parties hereto respect to the matters set forth herein. This Agreement supersedes all prior or contemporaneous understandings. representations or agreements, whether written or oral.

ii.

This Agreement may not be assigned without the prior written consent of the other pa which consent shall not be unreasonably withheld.

iii.

This Agreement may not be modified, altered or amended except by a subsequent written instrument executed by the party against whom such modifications, alteration or amendment is sought to be enforced, which instrument shall specifically refer to this section of the Agreement.

IN WITNESS WHEREOF, CCS and the IC have executed this Agreement to be effective as of the date and year first set forth above.

The Independent Contractor, An individual,

Signature: _______________________________________

Printed Name: ____________________________________

Title: ___________________________________________

CONFIDENT CARE SERVICES, INC., A Nevada corporation,

Signature: _______________________________________

Printed Name: ____________________________________

Title: ___________________________________________